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                                                                      Exhibit 10



               Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Independent auditors" in the Post-Effective Amendment No. 6 to the Registration Statement (Form N-4 No. 333-18419) and the related Statement of Additional Information appearing therein and pertaining to Lincoln National Variable Annuity Account H, which are incorporated by reference in Post-Effective Amendment No. 7, and to the use of our reports dated (a) February 1, 2002, with respect to the statutory-basis financial statements of The Lincoln National Life Insurance Company, and (b) March 1, 2002, with respect to the financial statements of Lincoln National Variable Annuity Account H.


/s/ Ernst & Young LLP

Fort Wayne, Indiana
October 7, 2002